Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated June 10, 1997 included in Independent Bank Corp.'s Form 11-K for the year ended December 31, 1996 and to all references of our firm included in this registration statement.


Arthur Andersen LLP


Boston, Massachusetts
June 27, 1997